Exhibit 99.1
Qualcomm Contacts:
Christine Trimble, Corporate Communications
Phone: 1-858-845-5959
Email: corpcomm@qualcomm.com
John Gilbert, Investor Relations
Phone: 1-858-658-4813
Email: ir@qualcomm.com
Broadcom Contacts:
Broadcom Business Press Contact
Bill Blanning
Vice President, Global Media Relations
Phone: 1-949-926-5555
Email: blanning@broadcom.com
Broadcom Financial Analyst Contact
T. Peter Andrew
Vice President, Corporate Communications
Phone: 1- 949-926-5663
Email: andrewtp@broadcom.com
Qualcomm and Broadcom Reach Settlement and Patent Agreement
—Agreement Ends Litigation Between the Companies Worldwide—
SAN DIEGO AND IRVINE, CALIF. — April 26, 2009 — Qualcomm Incorporated (Nasdaq: QCOM) and Broadcom Corporation (Nasdaq: BRCM) today announced that they have entered into a settlement and multi-year patent agreement. The agreement will result in the dismissal with prejudice of all litigation between the companies, including all patent infringement claims in the International Trade Commission and U.S. District Court in Santa Ana, as well as the withdrawal by Broadcom of its complaints to the European Commission and the Korea Fair Trade Commission. Under the agreement, the companies have granted certain rights to each other under their respective patent portfolios. Qualcomm will pay Broadcom $891 million over a four-year period. The terms of this agreement will not result in any change to Qualcomm’s 3G
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Qualcomm and Broadcom Reach Settlement and Patent Agreement

(e.g., CDMA2000®, WCDMA and TD-SCDMA) and 4G (e.g., LTE and WiMAX) licensing revenue model.
The terms of the agreement include, among other elements:
•	Broadcom and Qualcomm agree not to assert patents against each other for their respective integrated circuit products and certain other products and services;

•	Broadcom agrees not to assert its patents against Qualcomm’s customers for Qualcomm’s integrated circuit products incorporated into cellular products;

•	Qualcomm’s customers do not receive rights to any of Broadcom’s patents with respect to Qualcomm integrated circuit products incorporated into non-cellular products and equipment;

•	Qualcomm agrees not to assert its patents against Broadcom’s customers for Broadcom’s integrated circuit products incorporated in non-cellular products;

•	Broadcom customers do not receive rights to any of Qualcomm’s patents with respect to Broadcom integrated circuit products incorporated into cellular products and equipment;

•	Qualcomm will pay Broadcom $891 million in cash over a period of four years, of which $200 million will be paid in the quarter ending June 30, 2009. The agreement does not provide for any other scheduled payments between the parties.
Other terms of the agreement are confidential.
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Qualcomm and Broadcom Reach Settlement and Patent Agreement

“We believe that this resolution is positive for both Qualcomm and Broadcom, our customers, our partners and the overall industry,” said Dr. Paul E. Jacobs, chairman and CEO of Qualcomm, and Scott A. McGregor, president and CEO of Broadcom.
“The settlement will allow us to direct our full attention and resources to continuing to innovate, improving our competitive position in this economic downturn, and growing demand for wireless products and services,” Jacobs said. “I am pleased that we have achieved this important settlement. At a time when the wireless industry should be focused on moving forward, the agreement removes uncertainty for Qualcomm and its customers.”
“Today’s settlement allows both companies to move on with their business and compete in the semiconductor sector as two of its innovation leaders,” McGregor said. “We have set aside our differences while addressing the needs of our customers, our shareholders and the industry. In addition, the companies have worked together to achieve their mutual goals of improving the competitive dynamics of the industry.”
About Qualcomm
Qualcomm Incorporated (Nasdaq: QCOM) is a leader in developing and delivering innovative digital wireless communications products and services based on CDMA and other advanced technologies. Headquartered in San Diego, Calif., Qualcomm is included in the S&P 100 Index, the S&P 500 Index and is a 2009 FORTUNE 500® company. For more information, please visit www.qualcomm.com.
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Qualcomm and Broadcom Reach Settlement and Patent Agreement

About Broadcom
Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom® products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. We provide the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.
Broadcom is one of the world’s largest fabless semiconductor companies, with 2008 revenue of $4.66 billion, holds over 3,300 U.S. and over 1,300 foreign patents, and has more than 7,500 additional pending patent applications, and one of the broadest intellectual property portfolios addressing both wired and wireless transmission of voice, video, data and multimedia.
Broadcom is a FORTUNE 500® company headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5000 or at www.broadcom.com.
Cautions regarding Forward Looking Statements:
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on Qualcomm’s and Broadcom’s current expectations, estimates and projections about their respective businesses, respective management’s beliefs, and certain assumptions made by Qualcomm and Broadcom, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits to Qualcomm, Broadcom and other third parties related to the settlement and references to the effect of the agreement on Qualcomm’s 3G and 4G licensing revenue model. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.
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Qualcomm and Broadcom Reach Settlement and Patent Agreement

The respective Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings, of Qualcomm and Broadcom discuss important risk factors that could affect their respective businesses, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. Neither Qualcomm nor Broadcom undertakes any obligation to revise or update publicly any forward-looking statement for any reason, except as required by law. All statements made by or concerning Qualcomm or Broadcom, respectively, are made solely by such applicable party and such party is solely responsible for the content of such statements.
Qualcomm is a registered trademark of Qualcomm Incorporated. CDMA2000 is a registered trademark of the Telecommunications Industry Association (TIA USA). Broadcom®, the pulse logo, Connecting everything®, and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. All other trademarks are the property of their respective owners.
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